Investor Contact:     Alex Lewis
              877-784-7167

Media Contact:          Debbie Atkins                                      NEWS RELEASE
                      864-597-8361

DENNY’S CORPORATION REPORTS RESULTS FOR THE FOURTH QUARTER AND YEAR END 2006

SPARTANBURG, S.C., February 15, 2007 - Denny’s Corporation (NASDAQ: DENN) today reported results for its fourth quarter and year ended December 27, 2006.

Fourth Quarter Summary:

•	Same-store sales increased 1.6% at company units and 2.3% at franchised units
•	Divested 10 real estate assets for gross proceeds of $13.7 million and gains of $8.9 million
•	Reduced debt by $16.6 million with asset sale proceeds and surplus operating cash
•	Refinanced $350 million credit facility with significantly improved rates and other terms
•	Net income increased $6.8 million to $2.3 million from a loss of $4.5 million
•	Adjusted income before taxes (as defined herein) increased $7.9 million to $7.3 million

Full Year Summary:

•	Same-store sales increased 2.5% at company units and 3.6% at franchised units
•	Divested 86 real estate assets for gross proceeds of $92.5 million and gains of $56.8 million
•	Reduced debt by more than $100 million, or approximately 18%
•	Net income increased $37.7 million to $30.3 million from a loss of $7.3 million
•	Adjusted income before taxes increased $8.3 million to $12.5 million

Nelson Marchioli, President and Chief Executive Officer, stated, “We are pleased to have delivered record earnings in 2006 along with our fourth consecutive year of positive same-store sales at company restaurants. We responded to a challenging sales environment with promotional offerings that reinforced Denny’s strong value proposition. At the same time our operators placed renewed emphasis on managing costs and maintaining store-level margins. In addition, we surpassed our goals for cash flow generation and debt reduction, reducing outstanding debt by over $100 million during the year. Denny’s balance sheet is stronger than it has been in more than 15 years and we expect that trend to continue. As we begin 2007, the sales environment remains uncertain but we are committed to growing the Denny’s brand and improving our profitability,” Marchioli concluded.

Fourth Quarter Results

For the fourth quarter of 2006, Denny’s reported total operating revenue of $244.4 million, an increase of $1.0 million over the prior year quarter. Company restaurant sales increased $2.5 million to $223.6 million as a result of a 1.6% increase in company same-store sales. This same-store sales increase offset a twenty-two unit reduction in company-owned restaurants compared with the same period last year. During the fourth quarter, Denny’s opened two new company restaurants and closed 16 underperforming company restaurants. The closure of these restaurants should have a positive impact on average unit sales, net income and operating cash flow.

Franchise revenue decreased $1.5 million to $20.7 million as a result of lower franchise rental income and an eleven-unit decline in franchised restaurants. The loss of rental income is attributable to the sale of real estate previously leased to franchisees. Partially offsetting these negative impacts was a $0.4 million increase in royalty revenues resulting from a 2.3% increase in franchised same-store sales.

Company restaurant operating margin (as a percentage of company restaurant sales) for the fourth quarter was 15.5% compared with 12.8% for the same period last year. Product costs for the fourth quarter were basically flat as a higher guest check offset modest food cost increases. Payroll and benefits improved by 1.8 percentage points due primarily to improving experience in worker’s compensation costs. Other operating costs improved 1.1 percentage points due to a $1.7 million reduction in utility expenses and a $1.1 million decrease in legal settlement costs attributable to favorable developments in certain cases.

General and administrative expenses for the fourth quarter increased $1.1 million from the same period last year due primarily to higher share-based compensation as well as additional corporate staffing.

Depreciation and amortization expense for the fourth quarter decreased by $2.0 million compared with the prior year period due primarily to the sale of real estate assets during the year. Operating gains, losses and other charges, net is a new line item on our Statement of Operations, which reflects restructuring charges, exit costs, impairment charges and gains or losses on the sale of assets. These line items are generally attributable to the sale or closure of a restaurant or the sale of a real estate asset.

Operating income for the fourth quarter increased $10.6 million to $22.7 million due primarily to an increase in asset sale gains of $7.6 million as well as a $6.4 million increase in company restaurant operating margin.

Interest expense for the fourth quarter decreased $1.1 million to $13.3 million due primarily to debt prepayments made in the third and fourth quarters of 2006. Other nonoperating expense increased $6.6 million primarily due to a write-off of deferred financing costs associated with the extinguishment of our prior credit facility.

Net income for the fourth quarter was $2.3 million, or $0.02 per diluted common share, an increase of $6.8 million compared with prior year net loss of $4.5 million, or ($0.05) per common share. Adjusted income before taxes, an internal profitability metric which excludes restructuring charges, exit costs, impairment charges, asset sale gains, share-based compensation, other nonoperating expenses and income taxes, increased $7.9 million to $7.3 million in the fourth quarter.

Full Year Results

For the full year 2006, Denny’s reported total operating revenue of $994.0 million, an increase of $15.3 million, or 1.6%, over the prior year. Company restaurant sales increased $15.4 million to $904.4 million as a result of a 2.5% increase in company same-store sales. This same-store sales increase offset a twenty-two unit reduction in company-owned restaurants since the end of last year. During the year, Denny’s opened three new company units, acquired one from a franchisee and closed 26 underperforming restaurants.

Franchise revenue was basically flat compared with the prior year as a 3.6% increase in same-store sales was offset by an eleven unit decline in franchised restaurants and the loss of franchise rental income associated with the sale of real estate previously leased to franchisees.

Operating income for the year increased $62.1 million to $110.5 million due primarily to asset sale gains as well as a $13.0 million increase in company restaurant operating margin.

Net income for the year was $30.3 million, or $0.31 per diluted common share, an increase of $37.7 million compared with prior year net loss of $7.3 million, or $0.08 per common share. Adjusted income before taxes increased $8.3 million to $12.5 million for the year.

Balance Sheet

During the fourth quarter, Denny’s continued its efforts to divest non-core real estate assets and to reduce its outstanding indebtedness. Denny’s sold 10 properties during the quarter for gross proceeds of $13.7 million, bringing the year-to-date total to 86 properties sold for proceeds of $92.5 million. Denny’s utilized the majority of these proceeds along with cash flow from operations to reduce its outstanding debt by $16.6 million during the quarter and $100.5 million for the year.

At the end of the year, we held for sale 12 closed or franchisee-operated properties. It is expected that these locations will be sold within the next twelve months. Denny’s owns an additional 140 real estate assets, primarily company restaurant locations, which are not intended for sale unless those specific restaurant operations are sold or closed.

Denny’s completed a successful refinancing of its credit facility during the fourth quarter. As a result of improvements in Denny’s financial position and credit rating upgrades by both Moody’s and Standard & Poor’s, Denny’s was able to obtain a new facility with extended maturities and lower interest costs. Based on current interest rates, the refinancing is expected to save approximately $5.5 million per year in cash interest.

Business Outlook

Mark Wolfinger, Chief Financial Officer, stated, “While we are optimistic about our promotional calendar for 2007, our guest traffic trends in late 2006 and more recent soft sales exhibited by many casual and family dining chains contribute to an uncertain outlook for revenues.

“Our strategic business plan is built upon three core objectives: improving the organic cash flow of our company restaurants, growing both sales and units across the Denny’s system, and continuing to strengthen our balance sheet. We believe that by executing on these objectives we will be able to improve our long-term financial performance and enhance shareholder value,” Wolfinger concluded.

Certain key considerations for understanding the Company’s outlook for fiscal 2007 compared with its 2006 results include:

-	A modest revenue decline due to 15 fewer equivalent units and a $5 million decrease in franchise rental income attributable to the real estate sales in 2006
-	The expectation that guest counts may run negative for much of 2007
-	Increasing payroll and benefit expenses attributable to higher minimum wage rates and workers’ compensation costs
-	Lower interest expense due to continued debt reduction and lower interest rates obtained in the recent credit facility refinancing

The following financial guidance for 2007 is based on 2006 results and management’s expectations at this time.

-	Company same-store sales of (1.0%) to 1.0%
-	Franchise same-store sales of (0.5%) to 1.5%
-	5 to 7 company unit openings
-	20 to 25 franchise unit openings
-	Company restaurant revenue of $884 to $902 million
-	Franchise and license revenue of $84 to $85 million
-	Net interest expense of $47 million
-	Adjusted income before taxes of $0 to $10 million *
-	Cash capital expenditures of $45 million

* Please refer to the reconciliation of net income to adjusted income before taxes in the tables included below.

Further Information

Denny’s will provide further commentary on the fourth quarter of 2006 and its outlook for 2007 on its quarterly investor conference call today, Thursday, February 15, 2007 at 5:00 p.m. EST. Interested parties are invited to listen to a live broadcast of the conference call accessible through Denny’s website at www.dennys.com. On the front page of the website, follow the link to “Investor Relations.” Then select the “Webcast” icon under “Upcoming Events.” A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

The Board of Directors of Denny's has set Wednesday, May 23, 2007, as the date for the 2007 Annual Meeting of Denny's Shareholders to be held in Spartanburg, South Carolina.

Denny’s is America’s largest full-service family restaurant chain, consisting of 521 company-owned units and 1,024 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s website shown above.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release. In addition, certain matters discussed in this release may constitute forward-looking statements. These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: the competitive pressures from within the restaurant industry; the level of success of the Company’s operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 28, 2005 (and in the Company’s subsequent quarterly reports on Form 10-Q).

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Quarter	Quarter
	Ended	Ended
(In thousands, except per share amounts)	12/27/06	12/28/05

Revenue:
Company restaurant sales	$223,639	$221,109
Franchise and license revenue	20,733	22,270
Total operating revenue	244,372	243,379
Costs of company restaurant sales	188,866	192,774
Costs of franchise and license revenue	6,690	7,228
General and administrative expenses	17,167	16,038
Depreciation and amortization	13,293	15,269
Operating gains, losses and other charges, net	(4,391)	(121)
Total operating costs and expenses	221,625	231,188
Operating income	22,747	12,191
Other expenses:
Interest expense, net	13,271	14,362
Other nonoperating expense (income), net	6,554	(57)
Total other expenses, net	19,825	14,305
Income (loss) before income taxes	2,922	(2,114)
Provision for income taxes	653	2,389
Net income (loss)	$2,269	$(4,503)

Net income (loss) per share:
Basic	$0.02	$(0.05)
Diluted	$0.02	$(0.05)

Weighted average shares outstanding:
Basic	92,820	91,718
Diluted	97,979	91,718

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Year	Year
	Ended	Ended
(In thousands, except per share amounts)	12/27/06	12/28/05

Revenue:
Company restaurant sales	$904,374	$888,942
Franchise and license revenue	89,670	89,783
Total operating revenue	994,044	978,725
Costs of company restaurant sales	781,777	779,387
Costs of franchise and license revenue	27,910	28,758
General and administrative expenses	66,426	62,911
Depreciation and amortization	55,290	56,126
Operating gains, losses and other charges, net	(47,882)	3,090
Total operating costs and expenses	883,521	930,272
Operating income	110,523	48,453
Other expenses:
Interest expense, net	57,720	55,172
Other nonoperating expense (income), net	8,029	(602)
Total other expenses, net	65,749	54,570
Income (loss) before income taxes and cumulative effect of change in accounting principle	44,774	(6,117)
Provision for income taxes	14,668	1,211
Net income (loss) before cumulative effect of change in accounting principle	30,106	(7,328)
Cumulative effect of change in accounting principle, net of tax	232	-
Net income (loss)	$30,338	$(7,328)

Net income (loss) per share:
Basic	$0.33	$(0.08)
Diluted	$0.31	$(0.08)

Weighted average shares outstanding:
Basic	92,250	91,018
Diluted	97,364	91,018

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	12/27/06	12/28/05

ASSETS
Current Assets
Cash and cash equivalents	$26,226	$28,236
Assets held for sale	4,735	-
Other	31,835	33,398
	62,796	61,634

Property, net	236,264	288,140
Goodwill	50,064	50,186
Intangible assets, net	66,882	71,664
Other assets	27,906	39,642
Total Assets	$443,912	$511,266

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Current maturities of notes and debentures	$5,532	$1,871
Current maturities of capital lease obligations	6,979	6,226
Accounts payable and other accrued liabilities	123,291	140,307
	135,802	148,404
Long-Term Liabilities
Notes and debentures, less current maturities	415,801	516,803
Capital lease obligations, less current maturities	24,948	28,862
Other	91,379	83,744
	532,128	629,409
Total Liabilities	667,930	777,813
Total Shareholders' Deficit	(224,018)	(266,547)
Total Liabilities and Shareholders' Deficit	$443,912	$511,266

Debt Balances

(In thousands)	12/27/06	12/28/05

First lien revolver loans	$-	$-
First lien term loans	245,596	222,752
Second lien term loans	-	120,000
Capital leases and other debt	32,664	36,010
Senior notes due 2012	175,000	175,000
Total Debt	$453,260	$553,762

DENNY’S CORPORATION
Income, EBITDA and G&A Reconciliations
(Unaudited)

	Quarter	Quarter	Year	Year
Income and EBITDA Reconciliation	Ended	Ended	Ended	Ended
(In millions)	12/27/06	12/28/05	12/27/06	12/28/05

Net income (loss)	$2.3	$(4.5)	$30.3	$(7.3)

Cumulative effect of change in accounting principle, net of tax	0.0	0.0	(0.2)	0.0
Provision for income taxes	0.7	2.4	14.7	1.2
Operating gains, losses and other charges, net	(4.4)	(0.1)	(47.9)	3.1
Other nonoperating expense (income), net	6.6	(0.1)	8.0	(0.6)
Share-based compensation	2.2	1.7	7.6	7.8

Adjusted income (loss) before taxes (1)	$7.3	$(0.6)	$12.5	$4.2

Interest expense, net	13.3	14.4	57.7	55.2
Depreciation and amortization	13.3	15.3	55.3	56.1
Cash payments for restructuring charges and exit costs	(1.7)	(1.6)	(5.1)	(6.7)
Cash payments for share-based compensation	0.0	0.0	(0.9)	(1.2)

Adjusted EBITDA (1)	$32.2	$27.5	$119.5	$107.6

	Quarter	Quarter	Year	Year
General and Administrative Expenses Reconciliation	Ended	Ended	Ended	Ended
(In millions)	12/27/06	12/28/05	12/27/06	12/28/05

Share-based compensation	$2.2	$1.7	$7.6	$7.8
Other general and administrative expenses	15.0	14.3	58.8	55.1
Total general and administrative expenses	$17.2	$16.0	$66.4	$62.9

(1)   We believe that, in addition to other financial measures, Adjusted Income (Loss) Before Taxes and Adjusted EBITDA are appropriate indicators to assist in the evaluation of our operating performance on a period-to-period basis. We also use Adjusted Income and Adjusted EBITDA internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability and these adjustments are contemplated in our senior credit facility for the computation of our debt covenant ratios. However, Adjusted Income and Adjusted EBITDA should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with accounting principles generally accepted in the United States of America.

DENNY’S CORPORATION
Quarterly Operating Margins
(Unaudited)

	Quarter		Quarter
	Ended		Ended
(In millions)	12/27/06		12/28/05

Total operating revenue (1)	$244.4	100.0%	$243.4	100.0%

Company restaurant operations: (2)
Company restaurant sales	223.6	100.0%	221.1	100.0%
Costs of company restaurant sales:
Product costs	56.2	25.1%	55.3	25.0%
Payroll and benefits	90.8	40.6%	93.8	42.4%
Occupancy	13.1	5.8%	12.8	5.8%
Other operating costs:
Utilities	9.8	4.4%	11.5	5.2%
Repairs and maintenance	4.2	1.9%	5.0	2.3%
Marketing	7.1	3.2%	6.2	2.8%
Legal settlements	(0.7)	(0.3%)	0.4	0.2%
Other	8.4	3.8%	7.8	3.5%
Total costs of company restaurant sales	$188.9	84.5%	$192.8	87.2%
Company restaurant operating margin (3)	$34.8	15.5%	$28.3	12.8%

Franchise operations: (4)
Franchise and license revenue	$20.7	100.0%	$22.3	100.0%
Costs of franchise and license revenue	6.7	32.3%	7.2	32.5%
Franchise operating margin (3)	$14.0	67.7%	$15.0	67.5%

Total operating margin (1)(3)	$48.8	20.0%	$43.4	17.8%

Other operating expenses: (1)(3)
General and administrative expenses	17.2	7.0%	16.0	6.6%
Depreciation and amortization	13.3	5.4%	15.3	6.3%
Operating gains, losses and other charges, net	(4.4)	(1.8%)	(0.1)	(0.0%)
Total other operating expenses	$26.1	10.7%	$31.2	12.8%

Operating income (1)	$22.7	9.3%	$12.2	5.0%

(1) As a percentage of total operating revenue
(2) As a percentage of company restaurant sales
(3)       Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with accounting principles generally accepted in the United States of America.

(4) As a percentage of franchise and license revenue

DENNY’S CORPORATION
Annual Operating Margins
(Unaudited)

	Year		Year
	Ended		Ended
(In millions)	12/27/06		12/28/05

Total operating revenue (1)	$994.0	100.0%	$978.7	100.0%

Company restaurant operations: (2)
Company restaurant sales	904.4	100.0%	888.9	100.0%
Costs of company restaurant sales:
Product costs	226.4	25.0%	224.8	25.3%
Payroll and benefits	372.3	41.2%	372.6	41.9%
Occupancy	51.7	5.7%	51.1	5.7%
Other operating costs:
Utilities	44.3	4.9%	42.7	4.8%
Repairs and maintenance	18.3	2.0%	18.7	2.1%
Marketing	29.9	3.3%	28.4	3.2%
Legal settlements	1.7	0.2%	8.3	0.9%
Other	37.2	4.1%	32.8	3.7%
Total costs of company restaurant sales	$781.8	86.4%	$779.4	87.7%
Company restaurant operating margin (3)	$122.6	13.6%	$109.6	12.3%

Franchise operations: (4)
Franchise and license revenue	$89.7	100.0%	$89.8	100.0%
Costs of franchise and license revenue	27.9	31.1%	28.8	32.0%
Franchise operating margin (3)	$61.8	68.9%	$61.0	68.0%

Total operating margin (1)(3)	$184.4	18.5%	$170.6	17.4%

Other operating expenses: (1)(3)
General and administrative expenses	66.4	6.7%	62.9	6.4%
Depreciation and amortization	55.3	5.6%	56.1	5.7%
Operating gains, losses and other charges, net	(47.9)	(4.8%)	3.1	0.3%
Total other operating expenses	$73.8	7.4%	$122.1	12.5%

Operating income (1)	$110.5	11.1%	$48.5	5.0%

(1) As a percentage of total operating revenue
(2) As a percentage of company restaurant sales
(3)       Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with accounting principles generally accepted in the United States of America.

(4) As a percentage of franchise and license revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

	Quarter	Quarter	Year	Year
Same-Store Sales	Ended	Ended	Ended	Ended
(increase/(decrease) vs. prior year)	12/27/06	12/28/05	12/27/06	12/28/05

Company-Owned Same-Store Sales	1.6%	1.7%	2.5%	3.3%
Guest Check Average	1.9%	5.4%	4.4%	4.4%
Guest Counts	(0.3%)	(3.5%)	(1.8%)	(1.0%)

Franchised Same-Store Sales	2.3%	4.0%	3.6%	5.2%

	Quarter	Quarter	Year	Year
Average Unit Sales	Ended	Ended	Ended	Ended
($ in thousands)	12/27/06	12/28/05	12/27/06	12/28/05

Company-Owned Units	$423.4	$415.4	$1,693.5	$1,642.9

Franchised Units	$367.6	$352.0	$1,481.1	$1,408.4

			Franchised
Restaurant Units		Company	& Licensed	Total

Ending Units 12/28/05		543	1,035	1,578

Units Opened		3	17	20
Units Acquired		1	(1)	-
Units Refranchised		-	-	-
Units Closed		(26)	(27)	(53)
Net Change		(22)	(11)	(33)

Ending Units 12/27/06		521	1,024	1,545